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                                                                     APPENDIX II

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of the 11th day of August, 1994 by and among AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), Robec, Inc., a Pennsylvania corporation ("Robec") and Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer, Jr. and G. Wesley McKinney, who are certain principal shareholders of Robec (the "Principal Shareholders"), for the acquisition of Robec by AmeriQuest pursuant to an exchange (the "Exchange") of stock between AmeriQuest and the Principal Shareholders followed by a merger (the "Merger") of a wholly-owned subsidiary of AmeriQuest to be formed under the laws of the Commonwealth of Pennsylvania ("Newco") with and into Robec. The Principal Shareholders are joining in this Agreement solely for the purposes of agreeing to be bound by Sections 1.01, 8.06, 8.08 and 8.16 hereof but are intended by AmeriQuest also to be the beneficiaries of all of the other provisions hereof which are for their benefit.

                                  WITNESSETH:

  WHEREAS, AmeriQuest desires to acquire Robec in a transaction which qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

  WHEREAS, management of Robec deems it to be in the best interests of the shareholders of Robec to receive shares of the Common Stock of AmeriQuest, par value $.01 per share, ("AmeriQuest Common Stock") upon the merger of Newco with and into Robec pursuant to the terms hereof and in the plan of merger attached hereto as Exhibit A (the "Plan of Merger");

  WHEREAS, the Principal Shareholders are prepared and willing to assist Robec in achieving the Merger by exchanging their shares of the Common Stock of Robec, par value $.01 per share ("Robec Common Stock") for shares of AmeriQuest Common Stock;

  WHEREAS, it is intended that in connection with the Exchange and the Merger all holders of Robec Common Stock will receive the same consideration per share for their shares of Robec Common Stock; and

  WHEREAS, the parties hereto are parties to an Agreement and Plan of Reorganization dated as of August 11, 1994 which is amended and restated in its entirety and superseded hereby.

  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I.

                    THE EXCHANGE, MERGER AND RELATED MATTERS

  1.01 Exchange of Shares by Principal Shareholders. At the request of Robec management and in order to assist Robec in effecting the Merger, and subject to the terms and conditions contained in this Agreement, each of the Principal Shareholders agrees with AmeriQuest to exchange pro rata a portion of the number of shares of Robec Common Stock held by such Principal Shareholder (the "Exchange Shares") for AmeriQuest Common Stock (previously defined as the "Exchange") such that following the Exchange, AmeriQuest will own at least 50.1% of the outstanding shares of Robec's Common Stock. The closing of the Exchange is referred to herein as the "Exchange Closing" and shall occur upon the satisfaction of the applicable conditions and pursuant to the terms as provided herein at such time and place as the parties shall agree. Upon the Exchange Closing, each Exchange Share shall be exchanged into .63075 of a validly issued, fully paid and

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nonassessable share of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date (as that term is defined in Section 1.07 hereof) as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, on the Effective Date, the Principal Shareholders shall be entitled to receive additional validly issued, fully paid and nonassessable shares of AmeriQuest Common Stock equal to the difference between (a) the product of (i) the number of Robec Common Shares exchanged in the Exchange multiplied by (ii) .63075 multiplied by
(iii) a quotient the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price and (b) the number of shares of AmeriQuest Common Stock received by such Principal Shareholder in the Exchange. No fractional shares of AmeriQuest Common Stock will be issued in connection with the Exchange or any adjustment pursuant to this Section 1.01, but in lieu thereof each Principal Shareholder who would otherwise be entitled to receive a fraction of a share of AmeriQuest Common Stock will receive an amount in cash equal to the market value of one share of AmeriQuest Common Stock (based on the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the previous business day, as reported in the Wall Street Journal) multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled without any interest thereon.

  1.02 Registration of Exchange Shares. Pursuant to the terms of a Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement") by and between AmeriQuest and each of the Principal Shareholders, AmeriQuest shall, at its expense, prepare and file a registration statement on Form S-3 or if Form S-3 is not available on another appropriate registration form (the "S-3 Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") for use by the Principal Shareholders receiving restricted securities in connection with the Exchange or pursuant to the Merger, and shall cause the S-3 Registration Statement to be declared effective not later than the Effective Date (as such term is defined in Section 1.07 hereof), provided, however, that if the Merger is not consummated on or prior to December 31, 1994, or if this Agreement is otherwise terminated, AmeriQuest shall cause the S-3 Registration Statement to become effective on the earlier of December 31, 1994 or such termination date, as the case may be. Further, AmeriQuest shall maintain the effectiveness of the S-3 Registration Statement until such time as the shares covered thereby are no longer deemed to be "restricted securities" as defined in Rule 144(a)(3) or to be subject to Rule 145, each as promulgated under the Securities Act. Should any "selling shareholder" identified in the S-3 Registration Statement thereafter still be deemed to be an "affiliate" of AmeriQuest, AmeriQuest shall continue to maintain the effectiveness of such S-3 Registration Statement for the benefit of such "affiliate(s)" until such selling shareholder shall no longer be deemed an "affiliate."

  1.03 The Merger. On the Effective Date, Newco shall be merged with and into Robec (previously defined as the "Merger") pursuant to this Agreement and the Plan of Merger, and the separate corporate existence of Newco shall cease, and Robec shall continue as the surviving corporation under the laws of the Commonwealth of Pennsylvania under the name "AmeriQuest/Robec, Inc." (the "Surviving Corporation"). Newco and Robec are referred to herein as the "Constituent Corporations" to the Merger.

  1.04 Conversion of Shares. On the Effective Date, by virtue of the Merger and without any action on the part of AmeriQuest, Robec, Newco, the Surviving Corporation, or any holder of any shares of capital stock of either of the Constituent Corporations, the shares of capital stock of each of the Constituent Corporations shall be converted as set forth in the Plan of Merger.

  1.05 Treatment of Options. (a) On the Effective Date, AmeriQuest will offer to exchange each of the then outstanding options to purchase Robec Common Stock (collectively, the "Robec Options"), including, without limitation, all outstanding options granted under Robec's 1989 Stock Option Plan, as amended (the "Robec Plan"), as well as any then outstanding Robec options not granted under the Robec Plan, for an option to purchase that number of shares of AmeriQuest Common Stock (collectively, the "AmeriQuest Options") determined by multiplying the number of shares of Robec Common Stock subject to such Robec Option on the Effective Date by the Applicable Fraction (as such term is defined in the Plan of Merger), at an exercise price per share of AmeriQuest Common Stock equal to the exercise price per share of such Robec

Option divided by the Applicable Fraction. If the foregoing calculation results in an assumed Robec Option being exercisable for a fraction of a share of AmeriQuest Common Stock, then the number of shares of AmeriQuest Common Stock subject to such option will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Robec Options will otherwise be unchanged. Continuous employment with Robec or any subsidiary of Robec prior to the Merger will be credited to an optionee of Robec for purposes of determining the vesting of the AmeriQuest Options.

  (b) AmeriQuest will cause the AmeriQuest Common Stock issuable upon exercise of the AmeriQuest Options to be registered on Form S-8 promulgated by the Securities and Exchange Commission ("SEC") within 20 days after the Effective Date and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such AmeriQuest Options shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as such term is defined in Section 1.08(c)), AmeriQuest shall administer the Robec Plan assumed pursuant to this
Section 1.05 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act. AmeriQuest will reserve a sufficient number of shares of AmeriQuest Common Stock for issuance upon exercise of the AmeriQuest Options.

  (c) Promptly after the Effective Date, AmeriQuest will notify in writing each holder of a Robec Option of the offer to exchange such Robec Option for an AmeriQuest Option, the number of shares of AmeriQuest Common Stock that are then subject to such option, and the exercise price of such option, as determined pursuant to this Section 1.05.

  1.06 Board Representation for Robec. The Board of Directors of AmeriQuest shall cause Robert H. Beckett to be appointed, effective as of the Exchange Closing, to the Board of Directors of AmeriQuest, to serve until such time as his successor, if any, is duly elected and qualified to serve, and shall nominate him for reelection at each of the next two annual meetings of shareholders.

  1.07 Merger Closing. The closing of the Merger contemplated by this Agreement (the "Merger Closing") shall take place at the offices of Morgan, Lewis & Bockius, 2000 One Logan Square, Philadelphia, PA 19103 commencing at 10:00 a.m., local time, on the later of (a) the day of the special meeting of Robec shareholders provided for in Section 1.08(b) hereof or (b) the day on which the last of the applicable conditions precedent to the Merger set forth in Articles VIB and VIIB hereof is fulfilled or waived (subject to applicable law), or (c) at such other time or place or on such other date as AmeriQuest, Robec and Newco shall agree (the "Merger Closing Date"). On the Merger Closing Date, Articles of Merger including the Plan of Merger shall be filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988 (the "BCL"), and the Merger shall become effective upon such filing or at such later time on the Merger Closing Date as may be specified in the filing with the Department of State of the Commonwealth of Pennsylvania (the "Effective Date").

  1.08 Shareholder Approvals and Registration on Form S-4. (a) As soon as practicable following the execution of this Agreement, AmeriQuest will convene a special meeting of its stockholders to secure approval of an increase in the number of authorized shares of AmeriQuest Common Stock necessary to consummate the Merger and the Kenfil Merger (as such term is defined below). Pursuant to an Agreement and Plan of Reorganization dated March 31, 1994, as amended, by and among AmeriQuest, Kenfil Inc. ("Kenfil") and certain shareholders of Kenfil (the "Kenfil Agreement"), AmeriQuest has acquired 51% of Kenfil in a stock exchange and agreed to acquire the remaining shares of common stock of Kenfil in a merger transaction (the "Kenfil Merger") and to issue simultaneously with the consummation of the Kenfil Merger approximately 1,700,000 shares of AmeriQuest Common Stock in exchange for approximately $7,300,000 of Kenfil subordinated debt and approximately 2,000,000 shares of AmeriQuest Common Stock to certain vendors of Kenfil in satisfaction of approximately $16,500,000 of trade debt of Kenfil.

  (b) As soon as practicable following the execution of this Agreement, Robec will convene a special meeting of its shareholders to secure the necessary shareholder authorizations and approvals of this Agreement and the transactions contemplated herein.

  (c) The AmeriQuest Common Stock to be issued in the Merger shall be registered under the Securities Act on a Registration Statement on Form S-4 (the "Form S-4"), and AmeriQuest will pay the filing fee required for any such filing. In this regard, it will be necessary to file the Form S-4 to serve as a Prospectus under the Securities Act for the shares so registered and as a proxy/consent statement ("Prospectus/Proxy-Statement"). As promptly as practicable after the date of this Agreement, AmeriQuest and Robec shall prepare and file with the SEC the Form S-4, together with the Prospectus/Proxy Statement to be included therein and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Merger, and AmeriQuest will pay the filing fees required for any such filings. Each of AmeriQuest and Robec shall use its best efforts to respond promptly to any comments of the SEC and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. AmeriQuest shall also take any action required to be taken under any applicable state securities or "blue-sky" laws and regulations of the NYSE in connection with the issuance of the AmeriQuest Common Stock in connection with the Merger and the listing of such shares on the NYSE. Robec shall promptly furnish to AmeriQuest all information concerning Robec and the shareholders of Robec as may be reasonably required in connection with any action contemplated by this Section 1.08. Each of AmeriQuest and Robec will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, AmeriQuest or Robec, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of AmeriQuest and Robec, such amendment or supplement. The parties will enter into customary indemnification and other agreements and seek customary "comfort letters" in connection with the Form S-4.

  1.09 Tax-Free Exchange. The Exchange and the Merger provided for herein are intended to constitute one integrated transaction that qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the AmeriQuest Common Stock is to be received by holders of Robec Common Stock on a tax-free basis. Except as specifically provided in Section 1.01 hereof, the number of shares of AmeriQuest Common Stock to be issued in the Exchange and the Merger will not be subject to adjustment for fluctuations in the price of the shares for either AmeriQuest or Robec. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by AmeriQuest for the Robec Common Stock either in the Exchange or in the Merger. The parties agree not to take a position on any tax return inconsistent with this Section 1.09. The parties further agree that each of Robec and AmeriQuest shall pay their own expenses in connection with the transactions contemplated hereunder. AmeriQuest represents that it has no plan or intention to reacquire any of its Common Stock issued either in the Exchange or in the Merger, that it has no plan or intention to sell or otherwise dispose of any of the assets of Robec except in the ordinary course of business, and that it will continue the historic business of Robec or use a significant portion of Robec's historic business assets in a business.

                                  ARTICLE II.

                  REPRESENTATION AND WARRANTIES OF AMERIQUEST

  AmeriQuest hereby represents and warrants to and agrees with Robec and the Principal Shareholders that:

  2.01 Organization and Good Standing. AmeriQuest is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property and to carry on its business as it is now being conducted, and is not required to be qualified to do business in any jurisdictions other than California, Massachusetts and Delaware. Newco will on the Effective Date be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

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  2.02 Authorization and Validity of Agreement. AmeriQuest has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Except for (a) obtaining the approval of its Board of Directors as contemplated by Section 6.01 hereof and (b) obtaining the approval of its shareholders as contemplated by Section 1.08(a) hereof, no other corporate action on the part of AmeriQuest is necessary to the execution and delivery by AmeriQuest of this Agreement. Upon receipt of the approvals referred to in the immediately preceding sentence, this Agreement will have been duly executed and delivered by AmeriQuest and will be a valid and binding obligation of AmeriQuest enforceable against AmeriQuest in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The performance by Newco on the Effective Date of the transactions contemplated by the Plan of Merger will have been duly authorized by AmeriQuest, its sole shareholder, and its Board of Directors and no further corporate action on the part of Newco is or will be necessary to consummate the transactions contemplated by this Agreement.

  2.03 Capitalization of AmeriQuest. All of AmeriQuest's authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value (previously referred to as "AmeriQuest Common Stock"), of which 9,862,079 shares are validly issued and outstanding; and 5,000,000 shares of Preferred Stock, $.01 par value ("AmeriQuest Preferred Stock"), of which 1,099,628 shares of AmeriQuest Series C Convertible Preferred Stock are issued or outstanding. Upon approval of the amendment to the AmeriQuest Certificate of Incorporation contemplated by Section 1.08(a) hereof, AmeriQuest's authorized capital stock shall consist of 30,000,000 shares of AmeriQuest Common Stock and 5,000,000 shares of AmeriQuest Preferred Stock. All issued and outstanding shares of AmeriQuest Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from AmeriQuest any issued or unissued shares of its capital stock except for (a) 1,500,000 shares which are the subject of stock options and warrants as described on Appendix I to this Agreement and (b) an agreement to issue approximately 5,200,000 shares of AmeriQuest Common Stock upon the closing of the Kenfil Merger. There is no stock held in the treasury of AmeriQuest.

  2.04 Resulting Ownership of AmeriQuest by Robec Shareholders. After the Effective Date, assuming prior or contemporaneous consummation of the Kenfil Merger, there will be outstanding approximately 18,961,707 shares of AmeriQuest Common Stock and no shares of AmeriQuest Preferred Stock, and the current shareholders of Robec will own approximately 14.76% of the outstanding shares of AmeriQuest Common Stock. After the Merger, Robec will be a wholly-owned subsidiary of AmeriQuest.

  2.05 SEC Reports. AmeriQuest has delivered or made available to Robec correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by AmeriQuest with the SEC on or after January 1, 1991 (the "AmeriQuest SEC Documents"), which are all of the documents (other than preliminary material) that AmeriQuest has been required to file with the SEC on or after January 1, 1991. As of their respective dates or, in the case of registrations statements, their effective dates, none of the AmeriQuest SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the AmeriQuest SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated by the SEC. AmeriQuest has filed all documents and agreements which were required to be filed as exhibits to the AmeriQuest SEC Documents.

  2.06 Financial Statements. The financial statements of AmeriQuest included in the AmeriQuest SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as

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may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of AmeriQuest and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) for the respective periods then ended.

  2.07 Absence of Undisclosed Liabilities. AmeriQuest has no liabilities or obligations as of the date hereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including without limitation tax liabilities due or to become due, except current liabilities incurred in the ordinary course of business or in connection with the transaction contemplated thereby.

  2.08 Subsidiaries. The subsidiaries of AmeriQuest (the "AmeriQuest Subsidiaries") are identified on Appendix II to this Agreement. Each AmeriQuest Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation, with full power and authority to own its property and to carry on its business as it is now being conducted. Unless the context requires otherwise, as used in Sections 2.07-2.22 and 4.01-4.21 of this Agreement, the term AmeriQuest includes the AmeriQuest Subsidiaries.

  2.09 No Violation of Governing Instruments. Except as disclosed on Appendix III, no provision of the Certificate of Incorporation or By-laws of AmeriQuest or of any material agreement or instrument to which AmeriQuest is a party or by which it is bound is or will be violated by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained to be performed or satisfied by AmeriQuest.

  2.10 Permits. AmeriQuest possesses all the licenses, franchises, permits, registrations and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

  2.11 Defaults. Except as disclosed on Appendix IV, AmeriQuest is not in material default under any lease, purchase or sale contract, note, indenture or loan agreement, or under any other agreement or arrangements which are material, alone or in the aggregate, to which it is a party or by which it is bound or, to the knowledge of the officers and directors of AmeriQuest, affected. AmeriQuest further agrees to obtain all consents or waivers from (i) those third parties to whom it is indebted and in default (except for amounts owed to its vendors) and (ii) all third parties to whom it is indebted whose indebtedness is scheduled for payment prior to the Effective Date, which may be necessary to prevent the Merger provided for herein from resulting in any breach, acceleration, default or collection under any such agreements or arrangements.

  2.12 Agreements. Except as set forth on Appendix V, AmeriQuest is not a party to and is not bound by:

    (a) any employment contracts or agreements or any collective bargaining or labor agreements;

    (b) any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, retainer, consultant, bonus, group insurance, or any vacation pay or severance pay or other incentive or welfare, contract, plan or so-called fringe benefit agreement;

    (c) any contract for the purchase of any materials, supplies, equipment or inventory, or for the sale of any inventory, except contracts entered into in the ordinary course of business (i) which do not (as to each) involve either an unperformed commitment in excess of $300,000 or the payment of more than $200,000; or (ii) which may not be terminated without penalty by AmeriQuest within one year from the date hereof; or

    (d) any note or agreement relating to any indebtedness except as shown on AmeriQuest's March 31, 1994 financial statements included in the AmeriQuest SEC Documents.


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  2.13 Taxes. AmeriQuest has, and on the Effective Date will have, timely filed all Federal and State and/or local tax returns required to be filed, and have paid, or made adequate provisions for the payment of, all taxes (whether or not reflected in its tax returns as filed and whether or not disputed) which may be or hereafter become due and payable (and/or accruable) in respect of its operations for all periods prior to the Effective Date, including that portion of its current fiscal year to and including the Effective Date, to any city, district, state, the United States, any foreign country or any other taxing authority, and is not now and on the Effective Date will not be delinquent in the payment of any tax assessment or government charge. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of AmeriQuest. AmeriQuest has withheld proper and accurate amounts from its respective employees for all periods in full and complete compliance with all tax withholding provisions (including without limitation income tax withholding, social security and unemployment taxes) of applicable federal, foreign, state and local laws. The hours worked by and payment made to employees of AmeriQuest have not been in violation of any applicable federal, state, foreign or local laws dealing with such matters. All payments due from AmeriQuest (on account of union employment contracts or otherwise) for employee profit-sharing, pension benefits and employee health and welfare insurance have been paid or accrued as a liability on its books. The reserves for taxes reflected on the financial statements included in the AmeriQuest SEC Documents are adequate to cover all taxes with respect to the income of AmeriQuest for the period then ended.

  AmeriQuest, on or prior to the Effective Date, agrees to pay all required federal and state taxes in the time and manner required under applicable federal and state tax laws with respect to AmeriQuest's operations through the fiscal year ended June 30, 1994. AmeriQuest is not now and on the Effective Date will not be delinquent in the payment of any tax assessment or government charge in respect of AmeriQuest's operations through the Effective Date.

  2.14 Accuracy of Corporate Records. The copies of the Certificate of Incorporation, By-laws, minute books and stock transfer records of AmeriQuest heretofore or hereafter delivered to Robec or made available to Robec for examination are complete and correct. The minute books of AmeriQuest contain complete and accurate records of all meetings and other corporate actions of its shareholders, directors and committees of its Board of Directors.

  2.15 Absence of Litigation. Except as set forth on Appendix VI, AmeriQuest is not now engaged in or threatened with any litigation or other proceeding in connection with its affairs involving amounts in excess of $50,000, and has not been subject to any such litigation or proceeding during the past two (2) years, and it is not now subject to any decree, order or other governmental restriction which has a material adverse effect on its business or assets or which would prevent or hamper the consummation of the Exchange or the Merger contemplated by this Agreement.

  2.16 Insurance. AmeriQuest's insurance coverage is adequate based on its experience and the experience of similar businesses. AmeriQuest is not now and on the Effective Date will not be in default in any material respect under any such policy and such policies will be continued in force and effect up to and including the Effective Date.

  2.17 Employee Benefit Plans and Salaries. There has not been since June 30, 1993 any bonus, profit-sharing, pension, retirement or other similar arrangement or plan instituted, amended or agreed to by AmeriQuest, or any increase in the compensation payable or to become payable by it to any of its officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $100,000 (except for those persons identified on Appendix VII in the amounts indicated thereon), nor has any bonus, percentage of compensation or other like benefit accrued to or for the credit of any of the officers, employees or agents of AmeriQuest (except for those persons identified on Appendix VII in the amounts indicated thereon).


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

  2.18 Salaries and Pensions. AmeriQuest has no unfunded obligation under any pension or profit-sharing arrangements for the employees of AmeriQuest, salaried, non-salaried, union or non-union, including any formal or informal plans, and all funding arrangements with respect thereto have been made in accordance with the terms of such plans or arrangements.

  2.19 Labor Relations, Financial Condition and Assets. Since June 30, 1993, there has not been any significant labor trouble or any adverse change in the financial condition, assets, liabilities, properties, business or results of operations of AmeriQuest, including but not limited to any cancellation of or threatened cancellation of any contract, any damage or destruction of property by fire or casualty, whether or not covered by insurance, or the taking of any property by condemnation or eminent domain, except as disclosed on Appendix VIII.

  2.20 Regulatory Consents. Except for (a) filings required to be made with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), (b) the filing of a Prospectus/Proxy Statement with the Securities and Exchange Commission as a Registration Statement on Form S-4, (c) any consents or filings made necessary by the financing arrangements of the Constituent Corporations and AmeriQuest and (d) the filing of the Plan of Merger with the Department of State of the Commonwealth of Pennsylvania, no material consent, authorization, order or approval of or filing of a registration with any governmental commission, board or other regulatory body is required by AmeriQuest for or in connection with the consummation of the Merger.

  2.21 AmeriQuest Shares. The shares of AmeriQuest Common Stock to be issued in the transactions contemplated by this Agreement will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable.

  2.22 Full Disclosure. No representation, warranty or other statement relating to AmeriQuest or Newco contained in this Agreement or information contained in any certificate, exhibit, appendix or document delivered by AmeriQuest or Newco pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

  2.23 Survival. The representations and warranties of AmeriQuest contained herein are true on the date hereof and shall continue to be true as of the Effective Date, except for changes permitted or contemplated by the terms of this Agreement, and shall survive the Effective Date.

                                  ARTICLE III.

                     REPRESENTATION AND WARRANTIES OF ROBEC

  Robec hereby represents and warrants to and agrees with AmeriQuest that:

  3.01 Organization and Good Standing. Robec is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to own its property and to carry on its business as it is now being conducted, and is not required to be qualified to do business in any jurisdictions other than those states in which it is now so qualified.

  3.02 Authorization and Validity of Agreement. Robec has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Except for (a) obtaining the approval of its Board of Directors as contemplated by Section 6.01 hereof and (b) obtaining the approval of its shareholders as contemplated by Section 1.08 hereof, no other corporate action on the part of Robec is necessary to the execution and delivery by Robec of this Agreement. Upon receipt of the approvals referred to in the immediately preceding sentence, this Agreement will have been duly executed and delivered by Robec and will be a valid and binding obligation of Robec enforceable against Robec in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  3.03 Capitalization of Robec. All of Robec's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share (previously referred to as "Robec Common Stock"), of which 4,439,180 shares are validly issued and outstanding; and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are outstanding. All of the issued and outstanding shares of Robec Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from Robec any issued or unissued shares of its capital stock except shares subject to stock options as outlined on Appendix IX to this Agreement; and 160,000 shares of Robec Common Stock are held in the treasury of Robec.

  3.04 SEC Reports. Robec has delivered or made available to AmeriQuest correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by Robec with the SEC on or after January 1, 1993 (the "Robec SEC Documents"), which are all the documents (other than preliminary material) that Robec was required to file with the SEC on or after January 1, 1993. As of their respective dates or, in the case of registrations statements, their effective dates, none of the Robec SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Robec SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated by the SEC. Robec has filed all documents and agreements which were required to be filed as exhibits to the Robec SEC Documents.

  3.05 Financial Statements. The financial statements of Robec included in the Robec SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the
SEC) and fairly present (subject, in the case of unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Robec and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) for the respective periods then ended.

  3.06 Absence of Undisclosed Liabilities. Other than as set forth on the balance sheet dated December 31, 1993, Robec has no material liabilities or obligations as of the date hereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including without limitation tax liabilities due or to become due, except current liabilities incurred in the ordinary course of business since such date or as set forth on any Appendix to this Agreement.

  3.07 Subsidiaries. The subsidiaries of Robec (the "Robec Subsidiaries") are identified on Appendix X to this Agreement. Each Robec Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation, with full power and authority to own its property and to carry on its business as it is now being conducted. Unless the context requires otherwise, as used in Sections 3.06-3.20 and 5.01-5.21 of this Agreement, the term Robec includes the Robec Subsidiaries.

  3.08 No Violation of Governing Instruments. Except as disclosed on Appendix XI, no provision of the Articles of Incorporation or By-laws of Robec or of any material agreement or instrument to which Robec is a party or by which it is bound is or will be violated by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained to be performed or satisfied by Robec.

  3.09 Permits. Robec possesses all the licenses, franchises, permits, registrations and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

  3.10 Defaults. Except as disclosed on Appendix XII, Robec is not in material default under any lease, purchase or sale contract, note, indenture or loan agreement, or under any other agreement or arrangements which are material, alone or in the aggregate, to which it is a party or by which it is bound. Robec further agrees to use reasonable efforts to obtain all consents or waivers from (i) those third parties to whom it is indebted and in default (except for amounts owed to its vendors) and (ii) all third parties to whom it is indebted (except for amounts owed to vendors) whose indebtedness is scheduled for payment prior to the Exchange Closing, which may be necessary to prevent the Merger provided for herein from resulting in any breach, acceleration, default or collection under any such agreements or arrangements.

  3.11 Agreements. Except as set forth on Appendix XIII, Robec is not a party to and is not bound by:

    (a) any employment contracts or agreements or any collective bargaining or labor agreements;

    (b) any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, retainer, consultant, bonus, group insurance, or any vacation pay or severance pay or other incentive or welfare, contract, plan or so-called fringe benefit agreement;

    (c) any contract for the purchase of any materials, supplies, equipment or inventory, or for the sale of any inventory, except contracts entered into in the ordinary course of business (i) which do not (as to each) involve either an unperformed commitment in excess of $300,000 or the payment of more than $200,000; or (ii) which may not be terminated without penalty by Robec within one year from the date hereof; or

    (d) any note or agreement relating to any indebtedness except as shown on Robec's March 31, 1994 financial statements included in the Robec SEC Documents.

  3.12 Taxes. Robec has, and on the date of the Exchange Closing will have, timely filed all Federal and State and/or local tax returns required to be filed, and have paid, or made adequate provisions for the payment of, all taxes (whether or not reflected in its tax returns as filed and whether or not disputed) which may be or hereafter become due and payable (and/or accruable) in respect of its operations for all periods prior to the Exchange Closing, including that portion of its current fiscal year to and including the Exchange Closing, to any city, district, state, the United States, any foreign country or any other taxing authority, and is not now and on the date of the Exchange Closing will not be delinquent in the payment of any tax assessment or government charge. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of Robec. Robec has withheld proper and accurate amounts from its respective employees for all periods in full and complete compliance with all tax withholding provisions (including without limitation income tax withholding, social security and unemployment taxes) of applicable federal, foreign, state and local laws. The hours worked by and payment made to employees of Robec have not been in violation of any applicable federal, state, foreign or local laws dealing with such matters. All payments due from Robec (on account of union employment contract or otherwise) for employee profit-sharing, pension benefits and employee health and welfare insurance have been paid or accrued as a liability on its books. The reserves for taxes reflected on the December 31, 1993 audited financial statements of Robec are adequate to cover all taxes with respect to the income of Robec for the period then ended.

  Robec, on or prior to the Exchange Closing, agrees to pay all required federal and state taxes in the time and manner required under applicable federal and state tax laws with respect to Robec's operations through the fiscal year ended December 31, 1993. Robec is not now and on the date of the Exchange Closing will not be delinquent in the payment of any tax assessment or government charge in respect of Robec's operations through the date of the Exchange Closing.

  3.13 Accuracy of Corporate Records. The copies of the Articles of Incorporation, By-laws, minute books and stock transfer records of Robec heretofore or hereafter delivered or made available to AmeriQuest for examination are complete and correct. The minute books of Robec contain complete and accurate records of all meetings and other corporate actions of its shareholders, directors and the committees of its Board of Directors.

  3.14 Absence of Litigation. Except as set forth on Appendix XIV, Robec is not now engaged in or threatened in writing with any litigation or other proceeding in connection with its affairs involving amounts in excess of $50,000, and has not been subject to any such litigation or proceeding during the past two (2) years and it is not now subject to any decree, order or other governmental restriction which has a material adverse effect on its business or assets or which would prevent or hamper the consummation of the Exchange or the Merger contemplated by this Agreement.

  3.15 Insurance. Robec's insurance coverage is adequate based on its experience and the experience of similar businesses. Robec is not now and on the Effective Date will not be in default in any material respect under any such policy and such policies will be continued in force and effect up to and including the Effective Date.

  3.16 Employee Benefit Plans and Salaries. There has not been since December 31, 1993 any bonus, profit-sharing, pension, retirement or other similar arrangement or plan instituted, amended or agreed to by Robec, or any increase in the compensation payable or to become payable by it to any of its officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $100,000 (except as set forth on Appendix XV), nor has any bonus, percentage of compensation or other like benefit accrued to or for the credit of any of the officers, employees or agents of Robec (except as set forth on Appendix XV).

  3.17 Salaries and Pensions. Robec has no unfunded obligation under any pension or profit-sharing arrangements for the employees of Robec, salaried, non-salaried, union or non-union, including any formal or informal plans, and the funding arrangements with respect thereto have been made in accordance with the terms of such plans or arrangements.

  3.18 Labor Relations, Financial Condition and Assets. Since December 31, 1993, except as set forth in the Robec SEC Documents, there has not been any significant labor trouble or any adverse change in the financial condition, assets, liabilities, properties, business or results of operations of Robec, any damage or destruction of property by fire or casualty, whether or not covered by insurance, or the taking of any property by condemnation or eminent domain, except as disclosed on Appendix XVI or on other Appendices attached hereto.

  3.19 Regulatory Consents. Except for (a) filings required to be made with the FTC and the Antitrust Division under the Antitrust Improvements Act, (b) the filing of a Prospectus/Proxy Statement with the Securities and Exchange Commission as a Registration Statement on Form S-4, (c) any consents or filings made necessary by the financing arrangements of the Constituent Corporations and AmeriQuest and (d) the filing of the Plan of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities in states in which Robec is qualified to do business, no material consent, authorization, order or approval of or filing of a registration with any governmental commission, board or other regulatory body is required by Robec for or in connection with the consummation of the Exchange and Merger.

  3.20 Full Disclosure. No representation, warranty or other statement relating to Robec contained in this Agreement or information contained in any certificate, exhibit, appendix or document delivered by Robec pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

  3.21 Survival. The representations and warranties of Robec contained herein are true on the date hereof and shall continue to be true as of the Exchange Closing; except for charges permitted or contemplated by the terms of this Agreement, but shall not survive the Exchange Closing and shall thereafter be null and void and of no further force or effect.

                                  ARTICLE IV.

               CONDUCT OF AMERIQUEST PRIOR TO THE EFFECTIVE DATE

  AmeriQuest covenants, warrants and agrees that, from the date hereof to the Effective Date, except for transactions provided for or herein permitted or disclosed in an exhibit or appendix hereto or expressly approved of in writing by Robec, AmeriQuest shall:

  4.01 Compensation. Except as disclosed on Appendix VII not increase the rate of compensation payable or to become payable by it or make, accrue or become liable for any bonus, profit-sharing, termination or incentive payment (in excess of the applicable amounts or percentages prevailing at June 30, 1994 to
(a) any of its officers, directors or employees whose compensation is in excess of $50,000 per annum, or (b) any other of its employees except in the ordinary and usual course of business.

  4.02 Dividends. Not declare or pay any dividend or distribution (in cash or other property) in respect of any shares of its capital stock.

  4.03 Capital Changes. Not purchase, otherwise acquire, sell or issue any shares of its capital stock, for cash or other consideration, except to honor outstanding stock option and warrant obligations; nor declare or effect any stock dividend, stock split or other action that would result in a change in its authorized and outstanding capitalization.

  4.04 Encumbrance of Assets. Not further mortgage, pledge, or subject to any lien, charge or encumbrance of any kind, any of its assets, tangible or intangible, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default.

  4.05 Incur Liabilities. Not take any action which would cause it to incur any material obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business.

  4.06 Debt Retirement. Not discharge or satisfy any lien or encumbrance, or pay any obligation or liability (absolute or contingent) other than (a) current liabilities disclosed in the balance sheet dated March 31, 1994 which was included in the AmeriQuest SEC Documents, and (b) liabilities incurred since March 31, 1994 in the ordinary course of business.

  4.07 Disposition of Assets. Not sell or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary and usual course of business, except for the pending sale of CMS Singapore and Any Bus.

  4.08 Disposition of Intangibles. Not sell, assign, transfer or otherwise dispose of patents, trademarks, trade names, copyrights, licenses, customer lists, trade secrets, product registrations or other intangible assets.

  4.09 Waivers. Not knowingly waive any rights of substantial value.

  4.10 Executory Agreements. Not, except in the ordinary course of business, modify, amend, alter or terminate (by written or oral agreement, or any manner of action or inaction) any of its executory agreements of a material nature or which are material in amount.

  4.11 Material Transactions. Except as otherwise contemplated herein, not enter into any transaction material in nature or amount other than in the ordinary and usual course of business.

  4.12 Long-Term Commitments. Not undertake any major long-term (long-term being defined as extending over a twelve (12) month period) purchase commitments or sale commitments, even though within the ordinary course of its business.

  4.13 Insurance. Keep its property and assets insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement.

  4.14 Preservation of Business. Use its best efforts to preserve the possession and control of all of its assets, to keep in faithful service its present officers and key employees, to preserve the goodwill of its suppliers, customers and others having business relations with it, and to do nothing to impair its ability to keep and preserve its business existing on the date hereof.

  4.15 Amend Certificate. Not amend its Certificate of Incorporation or By-laws, or change or agree to change in any manner the rights of its outstanding capital stock or the character of its principal business, except as contemplated by Section 1.08(a) hereof.

  4.16 Preservation of Assets. Maintain its properties and assets in good repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted.

  4.17 Maintenance of Records. Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with that heretofore employed.

  4.18 Credit Practices. Not extend credit in the sale of its products other than in accordance with credit practices in effect on the date hereof.

  4.19 Retention of Real Estate. Not sell, mortgage, lease, buy or otherwise acquire any real estate or any interest therein.

  4.20 Investigation. Allow, at all reasonable times, following reasonable advance notice, during normal business hours, Robec's employees, attorneys, accountants and other authorized representatives, free and full access to its plants, properties, books, records, documents and correspondence, and all of the work papers and other documents relating thereto in the possession of its auditors or counsel, in order that Robec may have full opportunity to make such investigation as it may desire of AmeriQuest's properties and business.

  4.21 Compliance with Law. Comply with all laws applicable to it or to the conduct of its business and will conduct its business in such manner that on the Effective Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

  4.22 Repayment of Robec Debt. Prior to or contemporaneous with the Exchange Closing, arrange for a third party to loan on the date of the Exchange Closing to Robec cash sufficient to repay all of its outstanding indebtedness to CoreStates Bank, N.A. and Fidelity Bank, N.A. pursuant to the Second Amended and Restated Credit and Security Agreement dated March 29, 1993, as amended (the "Credit Agreement"), estimated to be approximately $10,500,000 on the date hereof.

  4.23 Retention and Voting of Shares.

    (a) Not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Robec Common Stock acquired in the Exchange to any person other than to a wholly-owned subsidiary of AmeriQuest which shall agree in writing prior to the transfer to be bound by all of the provisions of this Agreement, including without limitation this Section 4.23.

    (b) Vote all shares of Robec Common Stock owned by it on the record date for any annual or special meeting of the shareholders of Robec, however called, and in any action by written consent of the shareholders of Robec, at such meeting (x) in favor of the Plan of Merger, (y) against any action or agreement which would result in a breach of any representation, warranty or covenant of Robec in this Agreement or which would otherwise impede, interfere with or attempt to discourage the Merger and (z) against the nomination or election of any director other than the current directors of Robec or any successor nominated by them.

                                   ARTICLE V.

                 CONDUCT OF ROBEC PRIOR TO THE EXCHANGE CLOSING

  Robec covenants, warrants and agrees that, from the date hereof to the Exchange Closing, except for transactions provided for or herein permitted or disclosed in an exhibit or appendix hereto or expressly approved of in writing by AmeriQuest, Robec shall:

  5.1 Compensation. Not increase the rate of compensation payable or to become payable by it or make, accrue or become liable for any bonus, profit-sharing, termination or incentive payment (in excess of the applicable amounts or percentages prevailing at December 31, 1993 or set forth in the Employment Agreements attached as Exhibits hereto for the individuals indicated therein) to (a) any of its officers, directors or employees whose compensation is in excess of $50,000 per annum, or (b) any other of its employees except in the ordinary and usual course of business.

  5.2 Dividends. Not declare or pay any dividend or distribution (in cash or other property) in respect of any shares of its capital stock.

  5.3 Capital Changes. Not purchase, otherwise acquire, sell or issue any shares of its capital stock, for cash or other consideration, except to honor outstanding stock option and warrant obligations; nor declare or effect any stock dividend, stock split or other action that would result in a change in its authorized and outstanding capitalization.

  5.4 Encumbrance of Assets. Not further mortgage, pledge or subject to any lien, charge or encumbrance of any kind, any of its assets, tangible or intangible, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default.

  5.5 Incur Liabilities. Not take any action which would cause it to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business.

  5.6 Debt Retirement. Not discharge or satisfy any lien or encumbrance, or pay any obligation or liability (absolute or contingent) other than (a) current liabilities disclosed in the balance sheet dated March 31, 1994 which was included in the Robec SEC Documents, and (b) liabilities incurred since March 31, 1994 in the ordinary course of business, except as contemplated by Section
4.22 hereof.

  5.7 Disposition of Assets. Not sell or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary and usual course of business.

  5.8 Disposition of Intangibles. Not sell, assign, transfer or otherwise dispose of patents, trademarks, tradenames, copyrights, licenses, customer lists, trade secrets, product registrations or other intangible assets.

  5.9 Waivers. Not knowingly waive any rights of substantial value.

  5.10 Executory Agreements. Not, except in the ordinary course of business, modify, amend, alter or terminate (by written or oral agreement, or any manner of action or inaction) any of its executory agreements of a material nature or which are material in amount.

  5.11 Material Transactions. Except as otherwise contemplated herein, not enter into any transaction material in nature or amount other than in the ordinary and usual course of business.

  5.12 Long-Term Commitments. Not undertake any major long-term (long-term being defined as extending over a twelve (12) month period) purchase commitments or sale commitments, even though within the ordinary course of its business, without the prior written consent of AmeriQuest, which consent shall not be unreasonably withheld or delayed.

  5.13 Insurance. Keep its property and assets insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement.

  5.14 Preservation of Business. Use its best efforts to preserve the possession and control of all of its assets, to keep in faithful service its present officers and key employees, to preserve the goodwill of its suppliers, customers and others having business relations with it, and to do nothing to impair its ability to keep and preserve its business existing on the date hereof.

  5.15 Amend Articles. Not amend its Articles of Incorporation or By-laws, or change or agree to change in any manner the rights of its outstanding capital stock or the character of its principal business.

  5.16 Preservation of Assets. Maintain its properties and assets in good repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted.

  5.17 Maintenance of Records. Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with that heretofore employed.

  5.18 Credit Practices. Not extend credit in the sale of its products other than in accordance with credit practices in effect on the date hereof.

  5.19 Retention of Real Estate. Not sell, mortgage, lease, buy or otherwise acquire any real estate or any interest therein.

  5.20 Investigation. Allow, at all reasonable times, following reasonable advance notice, during normal business hours, AmeriQuest's employees, attorneys, accountants and other authorized representatives, free and full access to its plants, properties, books, records, documents and correspondence, and all of the work papers and other documents relating thereto in the possession of its auditors or counsel, in order that AmeriQuest may have full opportunity to make such investigation as it may desire of Robec's properties and business.

  5.21 Compliance with Law. Comply with all laws applicable to it or to the conduct of its respective business and will conduct its business in such manner that on the date of the Exchange Closing the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

  5.22 Affiliates. At least ten business days prior to the date of the special meeting of shareholders to be convened by Robec, Robec shall deliver to AmeriQuest a list of names and addresses of those persons who were, in Robec's reasonable judgment, at the record date for the Robec special meeting of shareholders, "Affiliates" of Robec (each such person, together with the persons identified below, an "Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule

145"). If requested by AmeriQuest, Robec shall use its best efforts to deliver or cause to be delivered to AmeriQuest, prior to the Effective Date, from each of the Affiliates of Robec identified in the foregoing list, agreements to vote in favor of the Plan of Merger (collectively, the "Robec Affiliate Agreements") substantially in a form satisfactory to both AmeriQuest and Robec. AmeriQuest shall be entitled to place legends on the certificates evidencing any AmeriQuest Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and the Plan of Merger, and to issue appropriate stop-transfer instructions to the transfer agent for AmeriQuest Common Stock, consistent with the terms of the Robec Affiliate Agreements, whether or not such Robec Affiliate Agreements are actually delivered to AmeriQuest.

                                  ARTICLE VI.

                       AMERIQUEST'S CONDITIONS TO CLOSING

  A. The obligations of AmeriQuest to effect the Exchange contemplated hereunder shall be subject to the following express conditions precedent:

  6.01 Board Approvals. The Boards of Directors of Robec and AmeriQuest will have approved this Agreement, following due diligence inquiries acceptable to the respective Boards of Directors.

  6.02 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the date of the Exchange Closing; no action or proceeding by any governmental or regulatory authority shall have been commenced or threatened (and be pending or threatened on the date of the Exchange Closing) against Newco, AmeriQuest, Robec or any of their respective affiliates, associates, officers, or directors seeking to prevent or challenging the transactions contemplated by this Agreement; and no action or proceeding before any federal or state court of competent jurisdiction in the United States shall have been commenced (and be pending) against Newco, AmeriQuest, Robec or any of their respective officers or directors seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

  6.03 Employment Contracts. Neither Robec nor any of its subsidiaries shall have executed any employment agreements or labor agreements to which it is not now a party, and shall not have extended any new severance right or increased any existing severance right to any employee except as consented to by AmeriQuest.

  6.04 Continued Truth of Warranties. The representations and warranties of Robec herein contained shall be true on and as of the Exchange Closing in all material respects with the same force and effect as though made on such date, except for any variations permitted by this Agreement.

  6.05 Performance of Covenants. Robec shall have performed in all material respects all covenants and obligations and complied with all conditions required or contemplated by this Agreement to be performed or complied with by it prior to the Exchange Closing.

  6.06 Damages by Casualty. The business, properties, financial condition, earnings, prospects and operations of Robec shall not have been adversely affected on or prior to the Exchange Closing in any material way as a result of any accident or other casualty (whether or not covered by insurance) or any labor disturbance or Act of God or of the public enemy.

  6.07 No Adverse Change. There shall have been no material adverse change in the business, properties, operations, financial condition or earnings of Robec since the date hereof, which contemplates, among other things, that, except as indicated on the Appendices attached hereto, there will be no significant loss of customers or vendors, but a loss of up to an average of $500,000 per month on a cumulative basis since July 1, 1994 shall not be considered a material adverse change with respect to Robec.

  6.08 Certificate. Robec shall have delivered to AmeriQuest such certificates and other documents evidencing satisfaction of the foregoing conditions specified in this Article VI as AmeriQuest shall have reasonably requested. Unless Robec shall have delivered to AmeriQuest a certificate executed by it dated prior to the Exchange Closing, certifying that one or more of the conditions set forth in Section 6.01 through 6.12 of this Agreement have not been fulfilled, the consummation of the Exchange hereunder shall constitute a representation and warranty by Robec that each of such conditions has been fulfilled or satisfied.

  6.09 Regulatory Consents. All consents, authorizations, orders and approvals of, and filings and registrations with, any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the Exchange or the Merger shall have been obtained or made, and the applicable waiting periods, if any, under the Antitrust Improvements Act and the rules thereunder shall have expired or been terminated. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body shall have been issued and remain in effect which prevents the consummation of the Exchange.

  6.10 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Exchange Closing hereunder shall be approved by Raymond L. Ridge, Esq., legal counsel for AmeriQuest, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by Robec such corporate and other records and information as he may reasonably have requested for such purpose.

  6.11 Opinion of Counsel. Robec shall have furnished AmeriQuest with a favorable opinion, dated the date of the Exchange Closing, of Morgan, Lewis & Bockius addressed to Robec and in form and substance satisfactory to AmeriQuest and its counsel to the effect that:

    (a) Robec is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania; and

    (b) Except for obtaining such shareholder approval as is required under Pennsylvania law, all corporate proceedings required to be taken by or on the part of Robec to authorize it to carry out this Agreement have been performed, and this Agreement has been duly executed and delivered by Robec, is valid and binding upon Robec and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except to the extent the enforceability is subject to general principles of equity.

  6.12 AmeriQuest Shareholder Approval. The required approval from the shareholders of AmeriQuest which is referred to in Section 1.08(a) hereof shall have been obtained.

  B. The obligations of AmeriQuest to consummate the Merger contemplated hereunder shall be subject to the following express conditions precedent:

  6.13 Completion of Exchange and Fulfillment of Conditions to Exchange. The Exchange shall have occurred.

  6.14 Robec Shareholder Approvals. The required approval from the shareholders of Robec which is referred to in Section 1.08(b) hereof shall have been obtained.

  6.15 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the Merger and which is in effect on the Merger Closing Date.

  ANY OF THE CONDITIONS CONTAINED IN THIS ARTICLE VI MAY BE WAIVED, IN WHOLE OR IN PART, BY AMERIQUEST.

                                  ARTICLE VII.

           PRINCIPAL SHAREHOLDERS' AND ROBEC'S CONDITIONS TO CLOSING

  A. The obligation of the Principal Shareholders to effect the Exchange contemplated hereunder shall be subject to the following express conditions precedent:

  7.01 Board Approvals. The Boards of Directors of Robec and AmeriQuest will have approved this Agreement, following due diligence inquiries acceptable to the respective Boards of Directors.

  7.02 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the date of the Exchange Closing; no action or proceeding by any governmental or regulatory authority shall have been commenced or threatened (and be pending or threatened on the date of the Exchange Closing) against Newco, AmeriQuest, Robec or any of their respective affiliates, associates, officers, or directors seeking to prevent or challenging the transactions contemplated by this Agreement; and no action or proceeding before any federal or state court of competent jurisdiction in the United States shall have been commenced (and be pending) against Newco, AmeriQuest, Robec or any of their respective officers or directors seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

  7.03 Continued Truth of Warranties. The representations and warranties of AmeriQuest herein contained shall be true on and as of the Exchange Closing with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

  7.04 Performance of Covenants. AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it prior to the Exchange Closing.

  7.05 Certificate. AmeriQuest shall have delivered to Robec such certificates and other documents evidencing satisfaction of the foregoing conditions specified in this Article VII as Robec shall have reasonably requested. Unless an executive officer of AmeriQuest shall have delivered to Robec a certificate executed by him, dated prior to the Exchange Closing, certifying that one or more of the conditions set forth in Section 7.01 through 7.17 hereof have not been fulfilled, the consummation of the Exchange shall constitute a representation and warranty by AmeriQuest that each of such conditions has been fulfilled or satisfied.

  7.06 Record Date. The record date for the determination of the Robec shareholders entitled to vote upon the adoption of the Plan of Merger shall have been fixed or determined in accordance with Section 1763 of the BCL.

  7.07 Regulatory Consents. Except for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, all consents, authorizations, orders and approvals of, and filings and registrations with, any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the Exchange or the Merger shall have been obtained or made, and the applicable waiting periods, if any, under the Antitrust Improvements Act and the rules thereunder shall have expired or been terminated. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body shall have been issued and remain in effect which prevents the consummation of the Exchange or the Merger.

  7.08 Employment Contracts. Each of Messrs. Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr., shall have been offered an employment contract, in substantially the form attached hereto as Exhibit C with base salaries in amounts previously agreed to between such employee and AmeriQuest. Except as otherwise provided in this Section 7.08, neither AmeriQuest nor any of its subsidiaries shall have executed any employment agreements or labor agreements to which it is not now a party, and shall not have extended or increased any severance right to any employee.

  7.09 Fairness Opinion. The Board of Directors of Robec shall have received a "fairness opinion" on the Exchange and the Merger from a firm qualified to render the same, satisfactory to the Board of Directors of Robec.

  7.10 Opinion of Counsel. AmeriQuest shall have furnished Robec and the Principal Shareholders with a favorable opinion, dated the date of the Exchange Closing, of Raymond L. Ridge, Esq., addressed to Robec and in form and substance satisfactory to Robec and its legal counsel, to the effect that:

    (a) AmeriQuest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    (b) All corporate proceedings required to be taken by or on the part of AmeriQuest to authorize it to carry out this Agreement have been performed, and this Agreement has been performed, and this Agreement has been duly executed and delivered by AmeriQuest, is valid and binding upon AmeriQuest and, subject to any insolvency law of general applicability, is enforceable in accordance with its terms.

    (c) The shares to be issued in the Exchange have been duly authorized and upon receipt by the Principal Shareholders will be duly issued, fully-paid and nonassessable shares of AmeriQuest Common Stock, duly approved for listing on the NYSE upon official notice of issuance.

  7.11 Third Party Consents. Robec shall have received all consents from third parties which are required for the consummation of the Exchange or the Merger.

  7.12 Horsham Lease. AmeriQuest shall have confirmed that the Surviving Corporation will continue the existing lease and the use of the Robec office building and warehouse in Horsham, Pennsylvania as its East Coast distribution facility through end of the term of such lease.

  7.13 No Material Adverse Change. There shall have been no material adverse change in the business, properties, operations, financial conditions or earnings of AmeriQuest since the date hereof.

  7.14 Registration Rights. AmeriQuest shall have entered into a form of Registration Rights Agreement with the Principal Shareholders in the form attached hereto as Exhibit B.

  7.15 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Exchange Closing hereunder shall be approved by Morgan, Lewis & Bockius, legal counsel for Robec, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by AmeriQuest such corporate and other records and information as they may reasonably have requested for such purpose.

  7.16 New York Stock Exchange Listing. The AmeriQuest Common Stock to be issued pursuant to the Exchange shall have been approved for listing on the NYSE upon official notice of issuance.

  7.17 Repayment of Robec Debt. AmeriQuest or Robec shall have received proceeds of a loan in an amount to Robec sufficient to repay all amounts outstanding under the Credit Agreement pursuant to Section 4.22 hereof.

  B. The obligation of Robec to consummate and to effect the Merger contemplated hereunder shall be subject to the following express conditions precedent:

  7.18 Completion of Exchange and Fulfillment of Conditions to Exchange. The Exchange shall have occurred.

  7.19 Effective Registration Statement. The Registration Statement on Form S-4 which is referred to in Section 1.08(c) hereof shall have been declared effective by the SEC and not be the subject of any stop-order from the SEC or other proceeding by the SEC which would bring into question the accuracy and adequacy of the disclosures contained therein.

  7.20 Shareholder Approvals. All required approvals from the shareholders of Robec, Newco and AmeriQuest shall have been obtained.

  7.21 New York Stock Exchange Listing. The AmeriQuest Common Stock issued pursuant to the Exchange and to be issued pursuant to the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

  7.22 Opinion of Counsel. AmeriQuest shall have furnished Robec with a favorable opinion, dated the Effective Date, of Raymond L. Ridge, Esq., addressed to Robec and in form and substance satisfactory to Robec and its legal counsel, to the effect that:

    (a) AmeriQuest is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

    (b) Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

    (c) All corporate proceedings required to be taken by or on the part of AmeriQuest to authorize it to carry out this Agreement have been performed, and this Agreement has been duly executed and delivered by AmeriQuest, is valid and binding upon AmeriQuest and, subject to any insolvency laws of general applicability, is enforceable in accordance with its terms.

    (d) The shares to be issued in the Merger have been duly authorized and upon receipt by the Robec shareholders will be duly issued, fully-paid and nonassessable shares of AmeriQuest Common Stock, duly approved for listing on the NYSE upon official notice of issuance.

  7.23 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the Merger and which is in effect on the Merger Closing Date.

  7.24 Continued Truth of Warranties. The representations and warranties of AmeriQuest herein contained shall be true on and as of the Effective Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

  7.25 Performance of Covenants. AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it prior to the Effective Date.

  7.26 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Merger Closing hereunder shall be approved by Morgan, Lewis & Bockius, legal counsel for Robec, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by AmeriQuest such corporate and other records and information as they may reasonably have requested for such purpose.

  ANY OF THE CONDITIONS CONTAINED IN THIS ARTICLE VII OTHER THAN SECTION 7.14 MAY BE WAIVED, IN WHOLE OR IN PART, BY ROBEC.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

  8.01 Broker For AmeriQuest. AmeriQuest represents and warrants that no person, firm or corporation has acted in the capacity of broker on its behalf to bring about the negotiation of this Agreement, and agrees to indemnify and hold harmless Robec, its subsidiaries and affiliates, against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of AmeriQuest.

  8.02 Broker for Robec. Robec represents and warrants that it is obligated to pay to Penn Hudson Financial Group, Inc. a fee of $75,000 (the "Penn Hudson Fee") in such firm's capacity as a broker on behalf of Robec in connection with this Agreement. Robec agrees to pay the Penn Hudson Fee prior to or on the Effective Date and to indemnify and hold harmless AmeriQuest, its subsidiaries and affiliates, against any claims or liabilities asserted against them by any other person acting or claiming to act as a broker or finder on behalf of Robec.

  8.03 Notices. Any notices or other communications required or permitted hereunder to AmeriQuest and Robec shall be sufficiently given if delivered in person or sent by telephonic facsimile or by registered mail or courier service, charges prepaid, addressed as follows:

  In the case of AmeriQuest:

    AmeriQuest Technologies, Inc.
    2722 Michelson Drive
    Irvine, California
    FAX No. (714) 222-6310
    ATTENTION: Harold L. Clark, President

  In the case of Robec:

    Robec Inc.
    425 Privet Road
    Horsham, Pennsylvania
    FAX No. (215) 672-9747
    ATTENTION:    Robert H. Beckett, Chairman, Chief Executive Officer
                   and President

  With a copy to:

    Morgan, Lewis & Bockius
    2000 One Logan Square
    Philadelphia, PA 19103
    FAX No. (215) 963-5299
    ATTENTION: Edward B. Cloues II, Esq.

  or to such substituted address as any party has given notice to the other in writing.

  8.04 Waivers and Amendments. Any failure by AmeriQuest or of Robec to comply with any of their respective obligations, agreements or covenants as set forth herein may be expressly waived in writing by AmeriQuest in the case of a default by Robec, and by Robec in the case of a default by AmeriQuest.

  8.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  8.06 Confidentiality. Robec and AmeriQuest will provide to each other and, in the case of AmeriQuest, to the Principal Shareholders, information concerning their respective businesses and properties. All such information which each party may provide (or which it has already provided) to the other party, except information available to the public through documents filed with the Securities and Exchange Commission or otherwise available to the public, is hereinafter called the "Confidential Information." The Confidential Information shall be treated by the receiving party as confidential and shall be used by the receiving party only for the purpose of considering the transaction contemplated by this Agreement. Each of the parties hereto will retain in confidence, and will require its employees, consultants, professional representatives and agents to retain in confidence, all Confidential Information of the other party, and neither party will use or disclose to others, or permit the use or disclosure of, any such Confidential Information except for such purpose and except for such disclosure to their employees, consultants, professional representatives and agents as may be necessary for such purpose.

  If either Robec or AmeriQuest terminates this Agreement, each party will promptly deliver to the other (without retaining copies thereof) any and all documents and other materials containing the Confidential Information obtained from the other party in connection with such discussions, and the Principal Shareholders will do likewise. Additionally, if this Agreement should be terminated as herein provided, the parties hereto shall each keep confidential any information (unless readily ascertainable from public information) obtained from the other party concerning the properties, operations and business of the other.

  8.07 Expenses. The parties hereto shall each pay their own expenses in connection with this Agreement and the Merger contemplated hereby. The expense of furnishing documents required under this Agreement shall be borne by the party obligated to furnish the same.

  8.08 Termination of Agreement. This Agreement may be terminated: (a) by mutual agreement of Robec and AmeriQuest; (b) by AmeriQuest, prior to the Exchange, if there has been a breach by Robec of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Robec which has or can reasonably be expected to have a material adverse effect on Robec and which Robec fails to cure prior to the Exchange (except that no cure period shall be provided for a breach by Robec which by its nature cannot be cured) or if approval of this Agreement by its board of directors pursuant to Section
6.01 hereof is not obtained; (c) by Robec, if there has been a breach by AmeriQuest of any representation, warranty, covenant or agreement set forth in this Agreement on the part of AmeriQuest which has or can reasonably be expected to have a material adverse effect on AmeriQuest and which AmeriQuest fails to cure prior to the Effective Date (except that no cure period shall be provided for a breach by AmeriQuest which by its nature cannot be cured) or if approval of this Agreement by its board of directors pursuant to Section 7.01 hereof or by its shareholders pursuant to Section 1.08(b) hereof is not obtained; (d) by either party, if the Exchange shall not have occurred on or prior to September 30, 1994; (e) by Robec, if the Merger shall not have occurred on or prior to December 31, 1994, or (f) by Robec or any of the Principal Shareholders if prior to the Exchange Robec decides to accept a Superior Proposal (as defined in Section 8.09 hereof). Unless a termination is caused by the willful failure of one of the parties hereto to perform or satisfy an agreement or condition to be performed or satisfied by it hereunder, none of the parties hereto shall have any further obligation or liability to the other parties under this Agreement other than their respective obligations under Sections 8.06, 8.07 and 8.12 hereof.

  8.09 Competing Offers. Notwithstanding the foregoing, in the event that Robec receives a bona fide proposal relating to the possible acquisition of Robec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than AmeriQuest, which proposal is, in the reasonable good faith judgment of the Board of Directors of Robec, financially more favorable to the shareholders of Robec than the terms of the Merger (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Board of Directors of Robec from providing information to the party making the Superior Proposal, negotiating with the party making the Superior Proposal, communicating the Superior Proposal to the shareholders of Robec or making a recommendation in favor of the Superior Proposal if before making such recommendation the Board of Directors determines in good faith, after consultation with legal counsel, that such action is required or likely required by reason of the fiduciary duties of the members of the Board of Directors of Robec to the shareholders of Robec under applicable law.

  However, Robec shall immediately notify AmeriQuest of each proposal it may so receive to afford AmeriQuest the opportunity to counter with a proposal that is equal to or better than any Superior Proposal that Robec may receive.

  8.10 Announcement. Upon execution of this Agreement, AmeriQuest and Robec promptly will issue a joint press release approved by both AmeriQuest and Robec announcing the Exchange and the Merger. Thereafter, neither of such parties shall make any further announcements with respect to this Agreement or the transactions proposed herein, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that AmeriQuest and Robec may issue such press releases, and make such other disclosures regarding the transactions contemplated herein, as each determines (after consultation with legal counsel) are required under applicable securities laws, NYSE rules or rules of the National Association of Securities Dealers Automated Quotation system ("NASDAQ").

  8.11 Robec Approvals After the Exchange. After the consummation of the Exchange, any waiver of any condition, or consent to any action, or any amendment to this Agreement or the Plan of Merger by Robec, shall require, in addition to any other approval required by applicable law or Robec's Articles of Incorporation, the approval of a majority of the Robec directors who were directors of Robec as of the date hereof.

  8.12 Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation of Robec on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who at the Effective Date were directors, officers, employees or agents of Robec, unless such modification is required by law.

  (b) After the Effective Date (and with respect to the Principal Shareholders, after the Exchange Closing), AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under AmeriQuest's or the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director and officer of Robec and, to the fullest extent permitted under applicable law, each Principal Shareholder (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Date, or arising out of or pertaining to the transactions contemplated by this Agreement (collectively, "Damages"), for a period of six years after the date hereof. Furthermore, for a period of six years after the date hereof, AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each Principal Shareholder in his capacity as an accommodating shareholder against any Damages arising out of or pertaining to the transactions contemplated by this Agreement. AmeriQuest or the Surviving Corporation shall, to the fullest extent permitted under applicable law, pay expenses incurred by an Indemnified Party in advance of a disposition of the applicable action or suit upon the receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified hereunder. If for any reason AmeriQuest and the Surviving Corporation do not promptly fulfill the indemnification and payment obligations to the Principal Shareholders set forth in this Section 8.12(b), Robec or its successor shall perform such obligations as though named in such provisions to the fullest extent permitted under applicable law. The indemnifying party shall have the right to choose counsel reasonably acceptable to the Indemnified Parties. Indemnified Parties may not agree to settle claim without the consent of the indemnifying party, which consent may not be unreasonably withheld.

  (c) For a period of six years after the Effective Date, AmeriQuest shall cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Robec's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to AmeriQuest) on terms comparable to those applicable to the then current directors and officers of AmeriQuest.

  8.13 Attorney's Fees. If any action or proceeding is brought by either party against the other with respect to this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs in such amount as the court (or the arbitrators) may adjudge reasonable.

  8.14 Further Assurances. Each of Robec and AmeriQuest agree to use its best efforts to obtain all consents required by it to consummate the transactions contemplated by this Agreement. Each party agrees to cooperate with the other and to execute such further instruments, documents and agreements as may be reasonably requested by the other to evidence and reflect the transactions contemplated by this Agreement.

  8.15 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

  8.16 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

  8.17 Entire Agreement. All prior negotiations and agreements between the parties hereto are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, in the attached Appendices or in Exhibits delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto.

  WHEREFORE, the parties have set their hands on September 21, 1994 but effective as of August 11, 1994.
                                          AmeriQuest Technologies, Inc.


Attest:


        /s/ Stephen G. Holmes                      /s/ Harold L. Clark
_____________________________________     _____________________________________
         Stephen G. Holmes,                         Harold L. Clark,
              Secretary                                 President
                                          Robec, Inc.
Attest:



        /s/ Robert S. Beckett                     /s/ Robert H. Beckett
_____________________________________     _____________________________________
         Robert S. Beckett,                        Robert H. Beckett,
              Secretary                     Chairman, Chief Executive Officer
                                                      and President

PRINCIPAL SHAREHOLDERS

  Each individual Principal Shareholder is joining in this Amended and Restated Agreement and Plan of Reorganization in his or her capacity as an individual shareholder solely for the purpose of agreeing to be bound by Sections 1.01, 8.06, 8.08 and 8.16 hereof.

                                                  /s/ Robert H. Beckett
                                          _____________________________________
                                                      Robert H. Beckett

                                                  /s/ Robert S. Beckett
                                          _____________________________________
                                                      Robert S. Beckett

                                              /s/ Alexander C. Kramer, Jr.
                                          _____________________________________
                                                  Alexander C. Kramer, Jr.

                                                 /s/ G. Wesley McKinney
                                          _____________________________________
                                                     G. Wesley McKinney

                                   APPENDICES

Appendix I   --Stock Options, Warrants and Convertible Securities of AmeriQuest

Appendix II  --AmeriQuest's Subsidiaries

Appendix III --Instruments Violated by AmeriQuest being party to the Agreement

Appendix IV  --Defaults by AmeriQuest

Appendix V   --Certain Material AmeriQuest Agreements

Appendix VI  --Certain AmeriQuest Litigation

Appendix VII --AmeriQuest's Highly Compensated Employees

Appendix VIII--AmeriQuest's Labor Concerns and Financial Condition

Appendix IX  --Stock Options, Warrants and Convertible Securities of Robec

Appendix X   --Robec's Subsidiaries

Appendix XI  --Instruments Violated by Robec being party to the Agreement

Appendix XII --Robec's Loans in Default and Scheduled for Repayment Prior to the
               Effective Date

Appendix XIII--Certain Material Robec Agreements

Appendix XIV --Certain Robec Litigation

Appendix XV  --Robec's Highly Compensated Employees

Appendix XVI --Robec's Labor Concerns and Financial Condition

                                    EXHIBITS


Exhibit A--Plan of Merger

Exhibit B--Registration Rights Agreement

Exhibit C--Form of Employment Agreement.